Press Release

FOR IMMEDIATE RELEASE:	Contact:
Mark Castaneda, CFO
(336) 719-4379
PIKE ELECTRIC ELECTS CHARLES E. BAYLESS AND LOUIS F. TERHAR TO BOARD
MOUNT AIRY, N.C., June 5, 2006 — Pike Electric Corporation (NYSE: PEC), one of the nation’s largest providers of outsourced electric distribution and transmission services, today announced that Charles E. Bayless, president of West Virginia University Institute of Technology, and Louis F. Terhar, managing director of Strategic Business Advisors LLC, have been elected to Pike Electric’s Board of Directors, effective June 2, 2006. Mr. Alan Goldberg and Mr. J. Russell Triedman have resigned from Pike Electric’s board to maintain the seven-member board structure.
With the election of Mr. Bayless and Mr. Terhar to the board, Pike Electric has satisfied the requirement that a majority of its directors be independent in accordance with New York Stock Exchange standards ahead of schedule. The company also stated its appreciation for the contributions Mr. Goldberg and Mr. Triedman provided during their tenure on the Board.
Mr. Bayless is president of the West Virginia University Institute of Technology, whose engineering program is ranked in the top 100 nationwide according to U.S. News & World Report’s 2005 Best Colleges edition, and was ranked fourth among public comprehensive colleges in the South according to U.S. News & World Report Best Colleges 2004 edition. Previously, Mr. Bayless joined Illinova Corporation in 1998 and its wholly owned subsidiary, Illinois Power Company, where he served as chairman, president and chief executive officer until December 2000. When Illinova was sold to Dynergy in 2000, Mr. Bayless was added to Dynergy’s board of directors where he served until he stepped down in May 2006. From 1991 to June 1998, Mr. Bayless served as chairman, president and chief executive officer of Tucson Electric.
Mr. Bayless earned a bachelor’s degree from West Virginia University Institute of Technology and holds an MS and JD from West Virginia University, as well as an MBA from the University of Michigan. Mr. Bayless is a currently a member of the board of directors of Commerce Energy, a publicly held, non-regulated, retail energy provider, and the Ontario Power Authority.
Mr. Terhar is currently the managing director of Strategic Planning Advisors LLC (“SPA”), a firm that specializes in strategic planning advice and operational improvement strategies for a variety of manufacturing and service companies. Prior to SPA, Mr. Terhar served as president and chief executive officer of Integris metals, a $2.2 billion joint venture between Alcoa and BHP Billiton; the president and chief executive officer of Indian Motorcycle, a major American manufacturer of cruiser motorcycles; and

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as president and chief executive officer of The David J. Joseph Company, the largest American producer and broker of scrap to the steel industry. Mr. Terhar has also worked in Europe twice; first, as the director of European operations for the Emhart Corporation (later known as Black and Decker), and thereafter as a member of the operational staff of the board of SHV NV, a large privately held Dutch multinational corporation and parent of The David J. Joseph Company. Mr. Terhar has also held various manufacturing and finance positions with W. R. Grace and spent six years on active duty in the United States Navy. Mr. Terhar continues to hold the position of Adjunct Professor of Management, the Williams College of Business, Xavier University specializing in Global Strategic Planning.
Mr. Terhar earned a bachelor’s degree from the U. S. Naval Academy and holds an MBA from Syracuse University, as well as an MLA from Harvard University.
Pike Electric is honored to have Mr. Bayless and Mr. Terhar join the company’s Board of Directors.
About Pike Electric
Pike Electric is one of the largest providers of outsourced electric distribution and transmission services in the United States. Our core activities consist of the maintenance, upgrade and extension of electric distribution and sub-500 kilovolt transmission powerlines for more than 150 electric utilities, cooperatives and municipalities. Pike Electric services a contiguous 19-state region that stretches from Pennsylvania in the north to Florida in the southeast and Texas in the southwest and is a recognized leader in storm restoration services. Our common stock is quoted on the New York Stock Exchange under the symbol PEC. For further information regarding Pike Electric, visit the company’s website at www.pike.com or you may phone us at 336-789-2171.
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